File No. 70-9849

                United States Securities and Exchange Commission
                             Washington, D.C. 20549
                    ----------------------------------------
                                 Post-Effective
                               Amendment No. 4 to
                                    Form U-1
                             Application/Declaration
                                    Under the
                   Public Utility Holding Company Act of 1935
                    ----------------------------------------

      National Grid Transco plc            National Grid (Ireland) 1 Limited
      National Grid Holdings One plc       National Grid (Ireland) 2 Limited
      National Grid (US) Investments       6 Avenue Pasteur L 2310
      1-3 Strand                           Luxembourg
      London WC2N 5EH
      United Kingdom

                    (Names of companies filing this statement
                  and addresses of principal executive offices)
                  ---------------------------------------------
                            National Grid Transco plc
                    (Name of top registered holding company)
                  ---------------------------------------------

                            Kirk L. Ramsauer
                            Deputy General Counsel
                            National Grid USA
                            25 Research Drive
                            Westborough, Massachusetts 01582
                            Telephone: (508) 389-2972
                            Facsimile: (508) 389-3518

                   (Names and addresses of agents for service)

             The Commission is also requested to send copies of any
                communication in connection with this matter to:

                              Markian M. W. Melnyk
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                           1875 Connecticut Ave., N.W.
                           Washington, D.C. 20009-5728
                            Telephone: (202) 986-8000
                            Facsimile: (202) 986-8102

     This Post-effective Amendment No. 4 supplements the Form U-1 Application-Declaration in File No. 70-9849 subsequent to the issuance by the Commission of an order in this matter/1 and Post-effective Amendment No. 2 filed in this file on February 22, 2002. Post-effective Amendment No. 2 requested an order deregistering National Grid Holdings One plc, National Grid (US) Investments, National Grid (Ireland) 1 Limited, and National Grid (Ireland) 2 Limited under section 5(d) of the Public Utility Holding Company Act of 1935, as amended (the "Act"). Post-effective Amendment No. 4 amends and restates Post-effective Amendment No. 2 in its entirety. Post-effective Amendment No. 3 in this file, filed on January 10, 2003, relates to the Commission's retention of jurisdiction over NM Properties, Inc. and its subsidiaries, and is a separate and unrelated matter.

Item 1.  Description of the Proposed Transaction

     By order dated March 15, 2000, the Commission authorized National Grid Group Holdings One plc ("National Grid One," formerly National Grid Group plc) to acquire all of the issued and outstanding common stock of the New England Electric System ("NEES"), a registered public-utility holding company. See National Grid Group plc, et al, Holding Co. Act Release No. 27154 (March 15,
2000) ("March Order"). National Grid One acquired NEES through several intermediate holding companies-- National Grid (US) Holdings Limited, National Grid (US) Investments, National Grid (Ireland) 1 Limited, National Grid (Ireland) 2 Limited and National Grid General Partnership (together, "Initial Intermediate Holding Companies"). National Grid One and the Initial Intermediate Holding Companies registered under section 5 of the Act after the NEES acquisition, filing notice of their registration on Form U5A on March 22, 2000./2

     By order dated January 16, 2002, the Commission authorized National Grid One and National Grid Group plc, or "New National Grid," to acquire Niagara Mohawk

--------
1 National Grid Group plc, et al, Holding Co. Act Release No. 27490 (January 16,
2002).
2 Subsequent to the acquisition, NEES merged with NGG Holdings, LLC, which in turn merged with NGG Holdings, Inc. That company filed notice of its registration under section 5 of the Act on March 22, 2000, and was renamed National Grid USA.


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

Holdings, Inc. ("NiMo"). National Grid Group plc, et al, Holding Co. Act Release No. 27490 (January 16, 2002) ("January Order"). The January Order also authorized a reorganization whereby National Grid One's existing shares were exchanged for shares of National Grid Group plc. (This exchange was carried out through a "scheme of arrangement" implemented to protect the tax free nature of the NiMo merger for NiMo shareholders who elected to exchange their shares in NiMo for shares in National Grid Group plc, in case the shareholders in the aggregate elected to receive more than one-fifth of the consideration for their NiMo shares in cash.) After the reorganization, National Grid One, formerly National Grid Group plc, was renamed and became a wholly owned subsidiary of New National Grid. New National Grid was renamed National Grid Group plc.

     Under the March Order, National Grid One was authorized to make non-material changes to its corporate structure. Accordingly, prior to the acquisition of NiMo, the Initial Intermediate Holding Companies were restructured to remove National Grid (US) Investments, National Grid (Ireland) 1 Limited and National Grid (Ireland) 2 Limited (collectively, "Former Intermediate Holding Companies") as intermediate holding companies. National Grid (US) Investments 4, National Grid US Partner 1 Limited, National Grid US Partner 2 Limited, and National Grid Holdings Inc. were added as new intermediate holding companies. National Grid (US) Holdings Limited and National Grid General Partnership were not changed in the restructuring, remaining intermediate holding companies. The restructuring was implemented in response to prior occurring and anticipated changes in tax law./3

     On January 25, 2002, National Grid Group plc, National Grid (US) Investments 4, National Grid US Partner 1 Limited, National Grid US Partner 2 Limited and National Grid Holdings Inc. registered under ss.5 of the Act by filing a notification of registration on Form U5A. The reorganization and intermediate holding company restructuring processes discussed above removed both National Grid One and the Former Intermediate

--------------

3 See Exhibit R-1, providing supplemental information on the restructuring, filed under a request for confidential treatment.


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

Holding Companies from the direct or indirect ownership of voting securities in National Grid USA and its public utility subsidiary companies./4

     Section 2(a)(8) of the Act defines a holding company as:

     (A) Any company which directly or indirectly owns, controls, or holds with power to vote, 10 per centum or more of the outstanding voting securities of a public-utility company or of a company which is a holding company by virtue of this clause or clause (B), unless the Commission, as hereinafter provided, by order declares such company not to be a holding company; and

     (B) any person which the Commission determines, after notice and opportunity for hearing, directly or indirectly to exercise (either alone or pursuant to an arrangement or understanding with one or more persons) such a controlling influence over the management or policies of any public-utility or holding company as to make it necessary or appropriate in the public interest or for the protection of investors or consumers that such person be subject to the obligations, duties, and liabilities imposed in this title upon holding companies.

     Neither National Grid One nor any of the Former Intermediate Holding Companies directly or indirectly own, control, or hold with power to vote 10 percent or more of the outstanding voting securities of a public utility company or a company which is a holding company by virtue of clause (A) or (B) of section 2(a)(8) of the Act; nor do they exercise any controlling influence over the management or policies of any public utility or holding company. Consequently, National Grid One and the Former Intermediate Holding Companies seek an order declaring their deregistration under section 5(d) of the Act.

     National Grid One is currently the parent of National Grid Holdings Limited, a FUCO under section 33 of the Act. National Grid One may submit a notification on Form U-57 to obtain FUCO status after deregistration.

Item 2.  Fees, Commissions and Expenses

------------
4 National Grid USA holds directly all of the issued and outstanding ownership interests of New England Power Company, Massachusetts Electric Company, The Narragansett Electric Company, Granite State Electric Company, Nantucket Electric Company and New England Electric Transmission Corporation. It also owns directly 53.97% of the common stock of both New England Hydro-Transmission Corporation and New England Hydro-Transmission Electric Co., Inc.


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

     Applicants expect to pay or incur approximately $15,000 in aggregate fees, commissions, and expenses in connection with the transactions proposed herein.

Item 3.  Applicable Statutory Provisions

     The proposed transaction is subject to Section 5(d) of the Act.

Item 4.  Regulatory Approvals

     The proposed transaction does not require the approval of any state regulatory agencies or the approval of any federal regulatory agencies other than this Commission.

Item 5. Procedure

     Applicants respectfully request that the Commission issue an order granting the deregistration as soon as possible. It is submitted that a recommended decision by a hearing or other responsible officer of the Commission is not needed for approval of the deregistration. The Division of Investment Management may assist in the preparation of the Commission's decision. There should be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.

Item 6.  Exhibits and Financial Statements

Exhibits
--------

E-3         Opinion of Counsel (filed herewith).
N-4         Chart of the Registered Holding Company Corporate Structure (filed under cover of Form SE).
R-1         Initial Intermediate Holding Company Restructuring
            Supplemental Information (confidential treatment requested).

Financial Statements
--------------------

Not applicable.


Item 7.  Information as to Environmental Effects

     The proposed transaction involves neither a "major federal action" nor "significantly affects the quality of the human environment" as those terms are used in


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

Section 102(2)(C) of the National Environmental Policy Act, 42 U.S.C. Sec 4321 et seq. No federal agency is preparing an environmental impact statement with respect to this matter.


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

                                    SIGNATURE

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, Applicants have duly caused this Application-Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

Date:  July 31, 2003            National Grid Transco plc
                                National Grid Holdings One plc
                                National Grid (US) Investments

                                By: /s/ Fiona Smith
                                    -------------------
                                Fiona Smith
                                Group General Counsel


Date:  August 1, 2003           National Grid (Ireland) 1 Limited
                                National Grid (Ireland) 2 Limited


                                By: /s/ John Cochrane
                                   ---------------------
                                John Cochrane
                                Director


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                                  Exhibit Index
                                  -------------


E-3         Opinion of Counsel.


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